Exhibit 3.1

Amended and Restated Charter of
Cornerstone Bancshares, Inc.

Adopted in accordance with the provisions
of Section 48-20-107 of the Tennessee
Business Corporation Act

1.                                       Name.  The name of the corporation is Cornerstone Bancshares, Inc.

2.                                       Profit.  The corporation is for profit.

3.                                       Shares.  The corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock.  The total number of shares of Common Stock the corporation shall have authority to issue is 2,000,000, One Dollar ($1.00) par value per share, which shall have unlimited voting rights and are entitled to receive the net assets of the corporation upon dissolution.  The total number of shares of Preferred Stock the corporation shall have authority to issue is 2,000,000, in any number of classes and series within classes and having the preferences, limitations and relative rights as may be determined from time to time by the board of directors of the corporation, as permitted under Tennessee Annotated, §48-16-102.

4.                                       Registered Office; Registered Agent.  The street address of the corporation’s initial registered office is 5319 Highway 153, Chattanooga, Hamilton County, Tennessee 37343, and the name of its registered agent at such address is Nathaniel F. Hughes.

5.                                       Incorporator.  The name and address of the incorporator is Nathaniel F. Hughes, 5319 Highway 153, Chattanooga, Tennessee 37343.

6.                                       Principal Office.  The corporation’s principal office is 5319 Highway 153, Chattanooga, Tennessee 37343.

7.                                       Board of Directors; Bylaws.  The business and affairs of the corporation shall be managed by a board of directors, comprised of not less than five (5) nor more than twenty-five (25) persons, the number to be fixed by the corporation’s bylaws.  Bylaws shall be adopted and may be amended by a vote of the holders of a majority of the outstanding voting shares voted at a meeting of the shareholders, but the bylaws may provide for amendment by the board of directors of any provision other than those relating to the duties, term of office or indemnification of directors.

8.                                       Director’s Liability.  A director of the corporation shall not be personally liable to the corporation for monetary damages for breach of fiduciary duty as a director, except for liability  (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders;  (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or  (c) violation of Tennessee Code Annotated §48-18-304.  If the Tennessee Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Tennessee Business Corporation Act.

9.                                       Indemnification.  (a) Except as provided in Sections 9 (b) and (c) hereof, the corporation shall have the power to indemnify its directors, officers, employees and agents (each an “indemnitee”)  to the fullest extent permitted by the Tennessee Business Corporation Act and the corporation’s bylaws, as each may from time to time be amended.

(b)  Notwithstanding anything contained in this Charter and the corporation’s bylaws to the contrary, the corporation shall indemnify permitted indemnities only if all of the following conditions are met:  (i)  the corporation’s board of directors determines in writing that the indemnitee acted in good faith and in the best interest on the corporation;  (ii)  the board of directors determines that the payment will not materially affect the safety and soundness of the corporation;  (iii)  the payment does not fall within a prohibited indemnification under state or federal law or regulation;  (iv)  the indemnitee agrees in writing to reimburse the corporation to the extent not covered by permissible insurance, for payments made in the event that an administrative action brought by a state or federal banking regulator results in a final order or settlement in which the indemnitee is assessed a civil money penalty, is removed or prohibited from banking or is required, under a final order, to cease any action or take any affirmative action.

(c)  If any provision of this charter is found to be in conflict with any state or federal banking laws or regulations or the Act, the provisions of governing law and regulation shall govern the conduct of the corporation’s business and board governance.

IN WITNESS WHEREOF, I have executed this Amended and Restated Charter as of the 18th day of April, 2003.

By:	/s/ Nathaniel F. Hughes
Nathaniel F. Hughes
Incorporator

CERTIFICATE

The Amended and Restated Charter contains amendments requiring shareholder approval.  The undersigned corporation hereby certifies that this Amended and Restated Charter, which contains amendments to its Charter, was duly adopted as of April 17, 2003 by the vote of the holders of a majority of the issued and outstanding common stock of the corporation at the annual meeting of the corporation’s shareholders.

CORNERSTONE BANCSHARES, INC.

Signature Date:	By:	/s/ Nathaniel F. Hughes
April 18 ,2003		Nathaniel F. Hughes
Chief Financial Officer